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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
   Berrard,      Steven        R.             Statement                     Trading Symbol                      of Original
----------------------------------------      (Month/Day/Year)              Republic Industries, Inc.           (Month/Day/Year)
     (Last)     (First)     (Middle)          10/22/96                      RWIN
  100 Southeast 3rd Avenue, Ste. 1700      ----------------------------  ----------------------------------  -----------------------
----------------------------------------   3. IRS or Social Security     5. Relationship of Reporting        7. Individual or Joint/
             (Street)                         Number of Reporting             Person(s) to Issuer               Group Filing (Check
   Ft. Lauderdale    FL        33394          Person (Voluntary)            (Check all applicable)              applicable line)
--------------------------------------                                     X   Director          10% Owner     X    Form filed by
      (City)      (State)      (Zip)       ----------------------------  -----            -----              -----  One Reporting
                                                                           X   Officer           Other              Person
                                                                         ----- (give      -----  (specify           Form filed by
                                                                               title below)      below)      -----  More than One
                                                                         Co-Chief Executive Officer                 Reporting Person
                                                                                and President
                                                                         ----------------------------------
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USA                                    TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                            -0-
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*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                               (Print or Type Responses)
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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)

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Common Stock Warrants
 (Right to Buy)                  Immed.    08/31/97    Common Stock      200,000      2.25          D
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Common Stock Warrants
 (Right to Buy)                  Immed.    08/31/98    Common Stock      100,000      2.75          D
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Common Stock Warrants
 (Right to Buy)                  Immed.    08/31/99    Common Stock      100,000      3.50          D
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Common Stock Options
 (Right to Buy)                   (1)       05/8/06    Common Stock      428,572     17.50          D
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Common Stock Options
(Right to Buy)                    (2)      10/22/06    Common Stock      500,000     28.25          D
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Explanation of Responses:
                                                                                 /s/ Steven R. Berrard            November 1, 1996
**Intentional misstatements or omissions of facts constitute Federal Criminal    ------------------------------- -------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                         **Signature of Reporting Person        Date
                                                                                 Steven R. Berrard
Note. File three copies of this Form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, See Instruction 6 for procedure.

                                                     (Print or Type Responses)
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(1) The options have been granted pursuant to the Amended and Restated 1995
    Employee Stock Option Plan and have a term of ten years, expiring on 5/8/2006. The options are exercisable to the extent of 25% on each anniversary thereafter, commencing 5/8/1997, until fully vested.


(2) The options have been granted pursuant to the Amended and Restated 1995
    Employee Stock Option Plan and have a term of ten years, expiring on 10/22/2006. The options are exercisable to the extent of 25% on each anniversary thereafter, commencing 10/22/1997, until fully vested.